Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2026 RESULTS

New York, NY – August 10, 2026– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the second quarter 2026.

HIGHLIGHTS & RECENT DEVELOPMENTS

Record Financial Results:

•	Record net income and adjusted net income(1) of $295 million.

•	Record adjusted EBITDA(1) of $345 million.

•	Record quarterly free cash flow(1) of $261 million.

Returns to Shareholders:

•	Largest quarterly dividend in Company history declared: $5.05 per share to be paid in September 2026.

•	Third consecutive quarter with a payout ratio of at least 85% of adjusted net income.

•	Declared dividends of $12.61 per share over the last twelve months represent a 21% yield.

•	Paid quarterly dividends of $4.55 per share in June 2026.

Fleet Optimization Program:

•	Contracted four additional LR1 newbuildings for an aggregate price of $244 million, with deliveries expected in 2028.

•	Remaining two LR1 newbuildings from the original six-vessel program expected to deliver in the third quarter of 2026.

•	Upon delivery, all ten newbuild vessels are expected to trade into our jointly owned, Panamax International Pool, which has historically outperformed the LR1 market.

Healthy Balance Sheet:

•	Total liquidity was approximately $935 million as of June 30, 2026, including cash (including short-term investments) of $409 million and $526 million undrawn revolving credit capacity.

•	Net loan-to-value(1) approximately 6% as of June 30, 2026.

Lois K. Zabrocky, International Seaways President and CEO commented, “We delivered the highest quarterly net income in our nearly ten-year history, complemented by a record dividend for the second consecutive quarter. Today's market conditions highlight the benefits of the platform we've built over the past several years. We've positioned Seaways to maximize cash generation across market cycles by strengthening our balance sheet, lowering our cash break-even levels, maintaining a balanced fleet across crude and product tankers, and expanding our commercial platform. Those decisions have also enhanced our financial flexibility to pursue opportunistic growth while creating long-term value for our shareholders.”

Jeff Pribor, the Company’s CFO stated, “The record free cash flow generated in the second quarter exceeded our previous high by nearly $100 million. We followed last quarter's record dividend with the highest declaration in our history by continuing our practice of returning at least 85% of adjusted net income to shareholders. Supported by nearly $1 billion of liquidity and one of the strongest balance sheets in the industry, we maintain the financial flexibility to invest opportunistically without compromising our disciplined approach to capital allocation.”

SECOND QUARTER 2026 RESULTS

Net income for the second quarter of 2026 was $295 million, or $5.91 per diluted share, compared to net income of $62 million, or $1.25 per diluted share, for the second quarter of 2025. The increase was primarily driven by higher TCE revenues(1) from spot earnings that increased an average of approximately $51,500 per day across the fleet and higher profit-sharing results on applicable time charters.

Shipping revenues for the second quarter were $467 million, compared to $196 million for the second quarter of 2025. Consolidated TCE revenues(1) for the second quarter were $434 million, compared to $189 million for the second quarter of 2025.

Adjusted EBITDA(1) for the second quarter was $345 million, compared to $102 million for the second quarter of 2025.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $285 million for the second quarter of 2026, compared to $104 million for the second quarter of 2025. TCE revenues(1) were $253 million for the second quarter, compared to $99 million for the second quarter of 2025. The increase in TCE revenues(1) was driven by higher average spot earnings of over $64,500 per day and higher average time charter earnings of approximately $75,700 per day, reflecting higher profit-sharing results.

Product Carriers

Shipping revenues for the Product Carriers segment were $182 million for the second quarter, compared to $92 million for the second quarter of 2025. TCE revenues(1) were $181 million for the second quarter, compared to $90 million for the second quarter of 2025. The increase in the second quarter of 2026 was attributable to higher TCE revenues(1) from spot earnings of approximately $42,600 per day compared to the second quarter of 2025.

RETURNING CASH TO SHAREHOLDERS

In June 2026, the Company paid total dividends of $4.55 per share of common stock. The Company paid total dividends of $6.70 per share of common stock for the six months ended June 30, 2026.

On August 7, 2026, the Company’s Board of Directors declared quarterly dividend of $5.05 per share of common stock. The dividends will be paid on September 24, 2026, to shareholders with a record date at the close of business on September 10, 2026.

The Company currently has $50 million authorized under its share repurchase program, which expires at the end of 2026.

FLEET OPTIMIZATION PROGRAM

The Company entered into contracts to build four, scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd. The vessels are expected to be delivered in the second half of 2028 at a contract price of $244 million in aggregate. The Company expects to finance the newbuildings through a combination of long-term financing and available liquidity. As of June 30, 2026, no payments were made in connection with the contracts. Upon delivery, these vessels are expected to trade in our niche, Panamax International Pool, which has consistently outperformed the market.

During the second quarter, the Company took delivery of Seaways Cristobal, the fourth of six LR1 newbuildings under construction in Korea. The remaining two vessels are expected to deliver in the third quarter of 2026. The aggregate contract price for the six scrubber-fitted, dual-fuel ready LR1 vessels is approximately $359 million. As of June 30, 2026, the Company has approximately $73 million in remaining construction costs, all of which is expected to be drawn from the Korean export agency-backed facility (the “ECA Credit Facility”) in accordance with the delivery schedule.

During the second quarter, the Company entered into an additional time charter agreement for three years on a 2017-built Suezmax with future contracted revenue of approximately $45 million. As of July 1, 2026, the Company has 13 vessels on time charter agreements with an average duration of 1.5 years and total future contracted revenues through expiry of approximately $240 million, excluding any applicable profit share.

In the first quarter of 2026, the Company sold seven vessels for aggregate proceeds of approximately $216 million, net of positioning, commissions and fees. The vessels were among the oldest remaining in the fleet, consisting of five MRs with an average age of 18 years and two VLCCs with an average age of 15 years. The Company recognized gains of approximately $88 million in connection with the sale of these vessels.

On January 27, 2026, the Company acquired sole ownership of Tankers International, a leading shipping pool founded in 2000, providing commercial management of modern VLCC tonnage. Tankers International has formed a new pool to expand its commercial management into the Suezmax class, which commenced operations in March.

HEALTHY BALANCE SHEET

During the second quarter of 2026, the Company drew $43 million under the Korean export agency-backed facility (the “ECA Credit Facility”) in connection with the delivery of Seaways Cristobal. In 2025, the Company entered into the ECA Credit Facility with DNB Bank and K-Sure for up to $240 million, secured by six LR1 newbuildings. The 12-year facility combines for a 20-year amortization profile and a blended interest rate of SOFR plus 125 basis points across two tranches. Funds will be drawn under the facility in connection with the delivery of each vessel.

During the six months ended June 30, 2026, the Company made $13 million in scheduled principal repayments in connection with all of its debt arrangements.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its second quarter 2026 results at 9:00 a.m. Eastern Time on Monday, August 10, 2026. To access the call, participants should dial (833) 461-5787 for domestic callers and (646) 884-3620 for international callers and entering 832 929 801. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest public tanker companies in the world, providing seaborne transportation services for crude oil and refined petroleum products. The Company owns and operates a fleet across the principal tanker asset classes, including vessels on order. The Company focuses on the safe and reliable operation of its fleet and primarily employs its vessels in commercial pools, most of which it has an ownership interest, enhancing scale and market access. The Company is headquartered in New York City, N.Y. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2025 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations
($ in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$255,525	$148,772	$504,023	$286,368
Time and bareboat charter revenues	88,629	36,729	149,644	72,586
Voyage charter revenues	123,133	10,140	139,096	20,081
Total Shipping Revenues	467,287	195,641	792,763	379,035

Other operating revenues	2,443	-	4,343	-

Operating Expenses:
Voyage expenses	33,100	6,819	41,331	11,871
Vessel expenses	63,631	67,421	124,670	134,449
Charter hire expenses	15,186	9,627	22,882	18,772
Depreciation and amortization	39,689	41,349	80,256	81,054
General and administrative	16,604	12,165	25,915	25,382
Other operating expenses	129	122	267	217
Loss/(gain) on disposal of vessels and other assets, net	43	(11,229)	(88,128)	(21,250)
Total operating expenses	168,382	126,274	207,193	250,495
Income from vessel operations	301,348	69,367	589,913	128,540
Holding gain on previously held equity interest	-	-	3,919	-
Operating income	301,348	69,367	593,832	128,540
Other income	4,137	2,040	6,755	3,884
Income before interest expense and income taxes	305,485	71,407	600,587	132,424
Interest expense	(10,561)	(9,761)	(19,520)	(21,213)
Income before income taxes	294,924	61,646	581,067	111,211
Income tax benefit	1	-	1	-
Net income	$294,925	$61,646	$581,068	$111,211

Weighted Average Number of Common Shares Outstanding:
Basic	49,487,271	49,323,071	49,474,189	49,315,304
Diluted	49,857,565	49,476,481	49,822,444	49,502,691

Per Share Amounts:
Basic net income per share	$5.96	$1.25	$11.74	$2.25
Diluted net income per share	$5.91	$1.25	$11.66	$2.25

Consolidated Balance Sheets
($ in thousands)
	June 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$159,397	$116,922
Short-term investments	250,000	50,000
Voyage receivables	306,658	177,887
Other receivables	28,225	13,836
Inventories	24,915	611
Prepaid expenses and other current assets	14,077	7,790
Total Current Assets	783,272	367,046

Vessels and other property, less accumulated depreciation	2,024,244	2,077,986
Vessels construction in progress	51,572	57,725
Deferred drydock expenditures, net	112,678	109,257
Operating lease right-of-use assets	5,360	7,220
Pool working capital deposits	21,843	33,051
Goodwill	7,369	-
Other assets	12,604	16,357
Total Assets	$3,018,942	$2,668,642

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$91,231	$69,921
Current portion of operating lease liabilities	1,334	3,182
Current installments of long-term debt	39,204	25,788
Total Current Liabilities	131,769	98,891
Long-term operating lease liabilities	5,810	5,954
Long-term debt	606,418	541,291
Other liabilities	9,610	2,229
Total Liabilities	753,607	648,365

Equity:
Total Equity	2,265,335	2,020,277
Total Liabilities and Equity	$3,018,942	$2,668,642

Consolidated Statements of Cash Flows
($ in thousands)
	Six Months Ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$581,068	$111,211
Items included in net income not affecting cash flows:
Depreciation and amortization	80,256	81,054
Amortization of debt discount and other deferred financing costs	2,678	1,966
Stock compensation	3,027	3,790
Other – net	(408)	206
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(88,128)	(21,250)
Holding gain on previously held equity interest	(3,919)	-
Payments for drydocking	(33,385)	(43,451)
Insurance claims proceeds related to vessel operations	530	871
Changes in operating assets and liabilities	(132,979)	21,329
Net cash provided by operating activities	408,740	155,726
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements, and vessels under construction	(122,873)	(100,878)
Security deposits for vessel exchange transactions	-	5,000
Proceeds from disposal of vessels and other property, net	222,378	143,167
Expenditures for other property	(386)	(553)
Cash consideration paid for the purchase of equity method investment, net of cash acquired	(4,493)	-
Investments in short term time deposits	(335,000)	-
Proceeds from maturities of short term time deposits	135,000	-
Pool working capital deposits	-	(250)
Net cash used in investing activities	(105,374)	46,486
Cash Flows from Financing Activities:
Borrowings on nonrevolving credit facility debt	85,209	-
Repayments on nonrevolving credit facility debt	(2,037)	-
Borrowings on revolving credit facilities	30,500	20,000
Repayments on revolving credit facilities	(22,000)	(137,200)
Payments on sale and leaseback financing	(10,655)	(24,639)
Payments of deferred financing costs	(3,358)	(87)
Cash dividends paid	(331,754)	(64,115)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(6,796)	(4,870)
Net cash used in financing activities	(260,891)	(210,911)
Net (decrease)/increase in cash, cash equivalents and restricted cash	42,475	(8,699)
Cash and cash equivalents at beginning of year	116,922	157,506
Cash and cash equivalents at end of period	$159,397	$148,807

Spot and Fixed TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2026 and the comparable period of 2025. Revenue days in the quarter ended June 30, 2026 totaled 5,446 compared with 6,570 in the prior year quarter. The information in the table excludes commercial pool fees/commissions averaging approximately $1,310 and $847 per day for the three months ended June 30, 2026 and 2025, respectively.

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$118,883	$214,216		$39,303	$38,809
Number of Revenue Days	522	274	796	644	273	917
Suezmax
Average TCE Rate	$100,543	$37,854		$36,830	$33,791
Number of Revenue Days	890	273	1,163	1,106	53	1,159
Aframax
Average TCE Rate	$69,127	$38,501		$30,747	$38,496
Number of Revenue Days	264	91	355	273	83	356
Total Crude Tankers Revenue Days	1,676	638	2,314	2,024	409	2,433
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,445		$-	$39,500
Number of Revenue Days	-	73	73	-	91	91
Panamax (LR1)
Average TCE Rate	$79,180	$-		$32,802	$-
Number of Revenue Days	558	-	558	702	-	702
MR
Average TCE Rate	$60,342	$22,099		$18,941	$21,445
Number of Revenue Days	2,015	486	2,501	2,624	720	3,344
Total Product Carriers Revenue Days	2,573	559	3,132	3,326	811	4,137
Total Revenue Days	4,249	1,197	5,446	5,350	1,220	6,570

Revenue days in the above table exclude days related to full service lighterings and certain of the Company’s vessels that were employed in transitional voyages.

During the 2026 and 2025 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of August 1, 2026 INSW’s fleet totaled 70 vessels, of which 63 were owned and 7 were chartered in.

			Total at August 1, 2026
Vessel Fleet and Type	Owned	Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	7	3	10	3,003,422
Suezmax	13	0	13	2,061,754
Aframax	4	0	4	452,375
Crude Tankers	24	3	27	5,517,551

LR2	1	0	1	112,691
LR1	8	0	8	595,406
MR	24	4	28	1,410,231
Product Carriers	33	4	37	2,118,328

Total Operating Fleet	57	7	64	7,635,879

Newbuild Fleet
LR1	6	-	6	446,400

Total Newbuild Fleet	6	-	6	446,400

Total Operating and Newbuild Fleet	63	7	70	8,082,279

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

Adjusted Net Income

Adjusted Net Income consists of Net Income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While Adjusted Net Income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to Adjusted Net Income:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Net income	$294,925	$61,646	$581,068	$111,211
Loss/(gain) on disposal of vessels and other assets, net	43	(11,229)	(88,128)	(21,250)
Holding gain on previously held equity interest	-	-	(3,919)	-
Adjusted Net Income	$294,968	$50,417	$489,021	$89,961

Weighted average shares outstanding (diluted)	49,857,565	49,476,481	49,822,444	49,502,691
Net income per diluted share	$5.91	$1.25	$11.66	$2.25
Adjusted net income per diluted share	$5.91	$1.02	$9.81	$1.82

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Net income	$294,925	$61,646	$581,068	$111,211
Income tax benefit	(1)	-	(1)	-
Interest expense	10,561	9,761	19,520	21,213
Depreciation and amortization	39,689	41,349	80,256	81,054
EBITDA	345,174	112,756	680,843	213,478
Loss/(gain) on disposal of vessels and other assets, net	43	(11,229)	(88,128)	(21,250)
Holding gain on previously held equity interest	-	-	(3,919)	-
Adjusted EBITDA	$345,217	$101,527	$588,796	$192,228

Free Cash Flow

Free cash flow represents cash flows from operating activities, less mandatory repayments of debt (including those under sale and leaseback agreements) less capital expenditures excluding payments made to acquire a vessel or vessels, which the Company believes is useful to investors in understanding the net cash generated from its core business activities after certain mandatory obligations.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Net cash from operating activities (1)	$267,679	$85,779	$408,740	$155,726
Repayments of debt (1)	(1,018)	-	(2,037)	-
Payments on sale and leaseback (1)	(5,362)	(12,397)	(10,655)	(24,639)
Expenditures for vessels (1)	(52,218)	(17,905)	(122,873)	(100,878)
Expenditures for other property (1)	(67)	(177)	(386)	(553)
Less: payments for acquiring vessels (2)	51,650	15,617	121,099	97,290
Free cash flow	$260,664	$70,917	$393,888	$126,946

(1) The three months ended June 30 reflects current period balance on the face of the Consolidated Statement of Cash Flows, less the prior quarter’s balance on the face of the Consolidated Statement of Cash Flows. The captions have been adjusted for summary purposes; the complete list of captions are as follows, in order as in the table above: Net cash provided by operating activities, Repayments of nonrevolving credit facility debt, Payments on sale and leaseback financing, Expenditures for vessels, vessel improvements and vessels under construction, and Expenditures for other property.

(2) Payments for vessels under construction represent the contractual payments on six LR1s newbuildings.

Net Loan-to-Value

Net loan-to-value represents gross debt less cash and short-term investments divided by the aggregate market value of the Company's fleet as of June 30, 2026, based on third-party vessel valuations provided by VesselsValue. Management uses net loan-to-value as a measure of financial leverage because vessel financing is generally secured by individual tanker assets and the secondhand tanker market provides transparent and highly liquid market valuations.

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Shipping revenues	$467,287	$195,641	$792,763	$379,035
Less: Voyage expenses	(33,100)	(6,819)	(41,331)	(11,871)
Time charter equivalent revenues	$434,187	$188,822	$751,432	$367,164